Exhibit 99.1
FOR IMMEDIATE RELEASE
CONTACTS
Jerry Parrott
Vice President, Corporate Communications
301-315-2777
Kate de Santis
Director, Investor Relations
301-251-6003
HUMAN GENOME SCIENCES REPORTS SUBSTANTIAL PROGRESS
TOWARD COMMERCIALIZATION AND ANNOUNCES 2007 GOALS AT
JPMORGAN HEALTHCARE CONFERENCE
- Albuferon™ and LymphoStat-B™ both advancing to Phase 3 -
- Moving to fulfill requirements for delivery of ABthrax to Strategic National Stockpile -
- Strong financial position, with reduced net cash burn -
ROCKVILLE, Maryland — January 8, 2007 — Human Genome Sciences, Inc. (Nasdaq: HGSI) will announce its priority goals for 2007 and report on the company’s progress toward commercialization during a presentation by H. Thomas Watkins, President and Chief Executive Officer, to financial analysts and investors at the 25th Annual JPMorgan Healthcare Conference in San Francisco on Wednesday, January 10.
“2006 was a year of substantial progress toward commercialization for HGS, and we expect to continue that progress in 2007,” said H. Thomas Watkins, President and Chief Executive Officer, HGS. “We have two strong lead products in Albuferon and LymphoStat-B, both with blockbuster potential, advancing to Phase 3. We have an exciting pipeline of novel drugs coming behind these lead products, including our TRAIL receptor antibodies for cancer. Our cash position is strong, with nearly $800 million in cash at the end of the third quarter. We have a commercially focused senior management team in place that knows how to commercialize products. The bottom line is that HGS is well positioned to deliver important products to patients and deliver substantial value to shareholders.”
Mr. Watkins pointed to the following HGS accomplishments as key examples of the Company’s progress toward becoming a commercial organization:
•	Albuferon has advanced to Phase 3 development for the treatment of chronic hepatitis C, and dosing of patients has begun in the first of two Phase 3 trials.
•	LymphoStat-B is advancing to Phase 3 development for the treatment of systemic lupus erythematosus (SLE), with dosing of patients imminent in the first of two Phase 3 trials.
•	HGS entered into co-development and commercialization agreements with world leaders in the pharmaceutical industry for both of its lead products - Novartis for Albuferon, and GlaxoSmithKline (GSK) for LymphoStat-B.
•	The Company secured a $165 million order from the U.S. Government to supply 20,000 doses of ABthrax to the Strategic National Stockpile for the treatment of anthrax disease.
•	A randomized Phase 2 trial of HGS-ETR1 was initiated in multiple myeloma.
•	GSK initiated trials of two new small-molecule drugs discovered by GSK based on HGS technology - an orexin antagonist for sleep disorders, and a DYRK3 antagonist for anemia.
•	HGS projects a net cash burn in 2006 of less than $125 million, reduced from over $200 million in 2005. This improvement was made possible by a combination of facilities consolidation, tight control of expenses, clinical development cost-sharing and increased revenues.
•	HGS generated $380 million in cash available for operations by monetizing real estate assets, and had $794 million in cash and investments as of the end of September 2006.
•	The Company now has the full leadership group in place to complete the transformation of HGS into a commercial organization.
“It is clear that in HGS today there is a foundation in place for substantial value creation - value in our lead products and value in our broad pipeline,” said Mr. Watkins. “Our job as a commercially focused management team is to drive the value of our current assets, and leverage that value to create new assets, new sources of growth, and new potential for breakthrough treatments. We believe that will benefit patients and also bring rewards to our shareholders.”
During his presentation on January 10, Mr. Watkins will discuss the following 2007 goals and updates on progress.

LEAD PRODUCTS: PROGRESS AND GOALS FOR 2007
Albuferon® (albinterferon 2b), a novel long-acting form of interferon alpha
Albuferon has advanced to Phase 3. In December 2006, HGS initiated dosing in ACHIEVE 1, one of two pivotal Phase 3 clinical trials of Albuferon in combination with ribavirin in treatment-naïve patients with genotype 1 chronic hepatitis C (HCV). Albuferon is being developed by HGS and Novartis under an exclusive worldwide development and commercialization agreement entered into in June 2006.
At the doses being studied in Phase 3, Albuferon requires half as many injections as PEGASYS, and clinical results to date suggest the potential for less impairment of health-related quality of life, with efficacy and safety at least comparable to PEGASYS.
“The market for interferons in the treatment of hepatitis C is currently estimated at about $2 billion and is expected to grow considerably,” said Mr. Watkins. “Most experts in the treatment of hepatitis C believe that interferon will remain the backbone of combination therapy for the foreseeable future. If the clinical results we have seen thus far hold up in Phase 3 and Albuferon becomes commercially available, we believe that it could become the interferon of choice and that we should be able to capture a substantial share of the hepatitis C market.”
HGS expects to achieve the following progress with Albuferon in 2007:
•	To initiate the second Phase 3 trial of Albuferon, ACHIEVE 2/3, by mid-year.
•	To complete enrollment in both Phase 3 trials before year-end.
•	To report final data, including sustained virologic response, from both the ongoing Phase 2b trial in treatment-naïve patients, and the ongoing Phase 2 trial in non-responders.
In addition, it is expected that a separate Phase 2b trial will be initiated by Novartis in 2007 to explore higher doses of Albuferon administered every four weeks.
LymphoStat-B® (belimumab), a human monoclonal antibody for the treatment of systemic lupus erythematosus (SLE)
LymphoStat-B is advancing to Phase 3. Activation of clinical sites has begun and patients are being screened. The initiation of dosing is imminent in BLISS-76, the first of two pivotal Phase 3 clinical trials of LymphoStat-B in patients with active systemic lupus erythematosus (SLE). LymphoStat-B is being developed by HGS and GSK under a definitive development and commercialization agreement entered into in August 2006.
Phase 2 results demonstrate that LymphoStat-B significantly reduced disease activity in serologically active SLE patients at Week 52, based on multiple measures including the patient response rate selected as the Phase 3 primary endpoint.
“Based on the results of our Phase 2 trial, we believe that LymphoStat-B could address the significant unmet medical need of patients with SLE,” said Mr. Watkins. “Lupus is a chronic disease that attacks when people are relatively young, so patients tend to stay on therapy for a very long time. LymphoStat-B appears to have a product profile particularly well suited to chronic therapy, with favorable safety data and durable biological activity and clinical effect. If our Phase 2 results are confirmed in the Phase 3 trials and this novel therapy is brought to market, we believe that LymphoStat-B will be very successful commercially.”
HGS expects to achieve the following progress with LymphoStat-B in 2007::
•	To initiate the second Phase 3 trial of LymphoStat-B, BLISS-52, by mid-year.
•	To enroll both Phase 3 trials throughout 2007, with completion of enrollment planned in 2008.

ADDITIONAL PRODUCT PROGRESS AND GOALS FOR 2007
ABthrax™ (raxibacumab), a human monoclonal antibody that prevents anthrax toxins from entering and killing cells, for the treatment of anthrax disease
In June 2006, the U.S. Government exercised its option to purchase 20,000 doses of ABthrax for the Strategic National Stockpile. HGS expects to receive approximately $165 million in revenues from this award, with more than 90% of the revenues to come in 2008 upon meeting the U.S. Government’s terms for delivery, and the remainder to come when ABthrax is licensed. In 2006, HGS also completed the production of ABthrax required to conduct the necessary remaining clinical and laboratory studies required by the contract.
HGS expects to achieve the following progress with ABthrax in 2007::
•	To complete enrollment in all clinical and other studies required to support the emergency use of ABthrax in the event of an occurrence of inhalational anthrax prior to licensure.
•	To complete cGMP production of ABthrax for delivery to the Strategic National Stockpile in 2008.
TRAIL receptor antibodies - human monoclonal antibodies that activate either TRAIL receptor 1 or TRAIL receptor 2 and induce apoptosis, for the treatment of cancers
HGS-ETR1 (mapatumumab): In July 2006, based on promising preclinical data, HGS initiated dosing of patients in a randomized Phase 2 trial of HGS-ETR1 in combination with VELCADE (bortezomib) in advanced multiple myeloma. In addition, two open-label, dose-escalation Phase 1b clinical studies are currently underway to evaluate the safety and tolerability of HGS-ETR1 in combination with chemotherapeutic agents in the treatment of advanced solid tumors. The first is evaluating HGS-ETR1 in combination with paclitaxel and carboplatin. The second is evaluating HGS-ETR1 in combination with gemcitabine and cisplatin. Interim results from these ongoing studies demonstrate that HGS-ETR1 was well tolerated and could be safely and repetitively administered in combination. These data also show that the pharmacokinetics of standard chemotherapeutic agents were unaffected by a combination regimen including HGS-ETR1. Objective responses and stable disease have been observed in some patients, and both studies continue. The results available to date warrant randomized Phase 2 trials of HGS-ETR1 in combination with chemotherapy.
HGS-ETR2 (lexatumumab): In 2006, HGS initiated and completed enrollment of an open-label, dose-escalation Phase 1b trial of HGS-ETR2 in patients with advanced solid tumors to evaluate its safety and tolerability in combination with gemcitabine, pemetrexed, doxorubicin, or FOLFIRI.
HGS expects to achieve the following progress with its TRAIL receptor antibodies in 2007::
•	To complete enrollment in the randomized Phase 2 trial of HGS-ETR1 with VELCADE in patients with multiple myeloma.
In addition, planning is underway for additional studies of the TRAIL receptor antibodies in randomized combination trials.

PROGRESS OF PRODUCTS IN GSK PIPELINE TO WHICH HGS HAS CERTAIN RIGHTS
HGS believes that the value of products in the GSK pipeline to which HGS has certain rights will continue to grow. In December 2006, GSK initiated clinical development of GSK 626616, a DYRK3 antagonist, for the treatment of anemia. In the third quarter of 2006, GSK initiated clinical development of GSK 649868, an orexin antagonist, for the treatment of sleep disorders. These small-molecule drugs, as well as darapladib for atherosclerosis and relacatib for bone disease, were discovered by GSK based on HGS technology. HGS will receive a 10% royalty on worldwide sales of any of these products that is commercialized, and also has a 20% co-promotion option in North America and Europe.
GSK 716155 (formerly Albugon™) is an albumin-fusion protein created by HGS using the Company’s proprietary technology. HGS licensed Albugon to GSK in late 2004, and GSK is developing it for diabetes. HGS is entitled to fees and milestone payments, some of which have already been received, that could amount to as much as $183 million, in addition to royalties on worldwide sales if Albugon is commercialized.
MANUFACTURING PROGRESS AND GOALS FOR 2007
In 2006, HGS completed the validation of its large-scale manufacturing facility. This facility houses two 20,000-liter bioreactors, among the largest in the industry supporting mammalian production, along with dedicated purification suites. In the fourth quarter of 2006, HGS began its first cGMP production.
HGS expects to achieve the following progress with its manufacturing operations in 2007::
•	To complete the production of cGMP conformance lots for two products.
•	To optimize the use of manufacturing capacity through potential alliances.
FINANCIAL PROGRESS AND GOALS FOR 2007
HGS has substantially strengthened its cash position. In May 2006, the Company generated $380 million in cash available for operations by completing a transaction for the sale/leaseback of its large-scale manufacturing facility and a new lease for its headquarters facility. HGS received a $45 million upfront fee in the second quarter of 2006 from Novartis, related to the Albuferon development and commercialization collaboration. The Company will receive an additional $47.5 million from Novartis in January 2007 related to dosing of the first patient in a Phase 3 trial of Albuferon. In the third quarter of 2006, HGS received a $24 million payment related to a definitive operating agreement with GSK for the development and commercialization of LymphoStat-B. As of September 30, 2006, cash and investments totaled $794.2 million.
HGS projects a net cash burn of less than $125 million in 2006, achieved through a combination of tight control of spending, increased revenues and clinical development cost-sharing - reduced from over $200 million in 2005. Based on current programs, as previously stated, the Company expects annual net cash burn to average approximately $150 million over the next several years, beginning with 2007.
HGS completed its facilities consolidation program in the fourth quarter of 2006. All of the company’s U.S. operations are now housed in four buildings on two sites, down from 13 buildings on four sites at the end of 2003. In the fourth quarter of 2006, HGS subleased a former R&D facility to Novavax. HGS also entered into a Letter of Intent (LOI) with a different company to sublease another facility, and is currently receiving payments under the LOI.

FINANCIAL GUIDANCE
During his presentation to the JP Morgan Healthcare Conference, Mr. Watkins will present the following guidance regarding the financial results expected by Human Genome Sciences for the full year 2006 and for 2007:
•	2006 results are expected to be in line with prior guidance, including net cash burn of less than $125 million.
•	HGS has completed its facilities consolidation program and as a result will record a non-cash charge to the fourth quarter of 2006.
•	The Company expects 2007 net cash burn to be in the range of $145-165 million.
•	Revenue is expected to increase by approximately 50% from 2006 to 2007.
•	Total expenses, R&D expenses and G&A expenses are expected to remain approximately flat from 2006 to 2007.
•	HGS expects cash and investments at year-end 2007 to total in the range of $560-580 million.
PRESENTATION TO BE WEBCAST
Mr. Watkins’ presentation to the 25th Annual JPMorgan Healthcare Conference will be webcast and may be accessed at www.hgsi.com. The presentation is scheduled to begin on January 10, 2007, at 1:30 p.m. Pacific or 4:30 p.m. Eastern time. Investors interested in listening to the live webcast should log on before the presentation begins in order to download any software required. The archive of the presentation will be available for several days.
ABOUT HUMAN GENOME SCIENCES
The mission of HGS is to apply great science and great medicine to bring innovative drugs to patients with unmet medical needs.
The HGS clinical development pipeline includes drugs to treat hepatitis C, lupus, anthrax disease, cancer, rheumatoid arthritis and HIV/AIDS. The Company's primary focus is rapid progress toward the commercialization of its two lead compounds, Albuferon® for hepatitis C, and LymphoStat-B® for lupus. Dosing of patients has begun in the first Phase 3 trial of Albuferon, and dosing of patients is imminent in the first Phase 3 trial of LymphoStat-B.
In June 2006, HGS announced that the U.S. Government exercised its option to purchase 20,000 doses of ABthrax™ for the treatment of anthrax disease. Other HGS compounds in clinical development include three TRAIL receptor antibodies for the treatment of cancer, in addition to an antibody to the CCR5 receptor for the treatment of HIV/AIDS.
For more information about HGS, please visit the Company’s web site at www.hgsi.com. Health professionals or patients interested in clinical trials involving HGS products may inquire via the Contact Us section of the Company’s web site, www.hgsi.com/products/request.html, or by calling us at (301) 610-5790, extension 3550.
HGS, Human Genome Sciences, ABthrax, Albuferon and LymphoStat-B are trademarks of Human Genome Sciences, Inc.
Safe Harbor Statement
This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements are based on Human Genome Sciences’ current intent, belief and expectations. These statements are not guarantees of future performance and are subject to certain risks and uncertainties that are difficult to predict. Actual results may differ materially from these forward-looking statements because of the Company’s unproven business model, its dependence on new technologies, the uncertainty and timing of clinical trials, the Company’s ability to develop and commercialize products, its dependence on collaborators for services and revenue, its substantial indebtedness and lease obligations, its changing requirements and costs associated with planned facilities, intense competition, the uncertainty of patent and intellectual property protection, the Company’s dependence on key management and key suppliers, the uncertainty of regulation of products, the impact of future alliances or transactions and other risks described in the Company’s filings with the Securities and Exchange Commission. In addition, the Company will continue to face risks related to animal and human testing, to the manufacture of ABthrax and to FDA concurrence that ABthrax meets the requirements of the ABthrax contract. If the Company is unable to meet the product requirements associated with the ABthrax contract, the U.S. Government will not be required to reimburse the Company for the costs incurred or to purchase any ABthrax doses. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date. Human Genome Sciences undertakes no obligation to update or revise the information contained in this announcement whether as a result of new information, future events or circumstances or otherwise.
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